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[MICHAEL FOODS LETTERHEAD]


CONTACT:  MARK D. WITMER
          ASSISTANT TREASURER
          (952) 542-4906

FOR IMMEDIATE RELEASE

MICHAEL FOODS REPORTS THIRD QUARTER FINANCIAL RESULTS

MINNEAPOLIS, November 8 -- Michael Foods, Inc. today reported financial results for the periods ended September 30, 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended September 30, 2001 were $37.4 million compared to $35.4 million in 2000's third quarter, an increase of 6%. Net sales for the three months ended September 30, 2001 were $299.2 million compared to $276.6 million, an increase of 8%. Pro forma EBITDA for the nine months ended September 30, 2001 was $106.2 million compared to $102.3 million in 2000's first nine months, an increase of 4%. Pro forma EBITDA for the last twelve months ended September 30, 2001 was $139.9 million. Pro forma net sales for the nine months ended September 30, 2001 were $870.0 million compared to $795.1 million, an increase of 9%. The preceding pro forma information is derived by combining selected Company financial information with that of the Predecessor for periods prior to the April 1, 2001 going-private transaction.

Commenting on the quarterly results, Chairman and Chief Executive Officer Gregg A. Ostrander said, "For our third quarter EBITDA to match that of the second quarter was a solid achievement given the notable margin pressure seen in our Refrigerated Distribution business last quarter. Unusually high cheese and butter costs depressed that division's EBITDA. However, near the quarter's end these markets began to decline, which should allow for more normal margins this quarter for Crystal Farms. Our other three divisions each showed solid EBITDA growth in the third quarter. We were especially pleased with the Dairy Products Division's performance. Strong sales growth and improved operations more than offset pressures from high ingredient costs, driving EBITDA 49% higher than that seen in the 2000 period."

Addressing Michael Foods' largest division, Egg Products, Ostrander added, "Third quarter Egg Products EBITDA was up 12% year-over-year and rose slightly from the prior quarter. Strong gains in some of our key value-added products, most notably our egg substitutes line, were moderated by poor market conditions for certain of our industrial egg products."

Ostrander concluded, "We remain very focused on generating free cash flow to reduce the debt we added to effect our going-private transaction of last spring. Our debt levels are lower than our original plan, as cash flow has stayed healthy. Beyond scheduled debt payments, we made a voluntary prepayment of $20 million of our senior term debt in late October."


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Unaudited segment data follows (in thousands):


                                         -----------------------------------------------------------------------------
                                           Egg       Refrigerated      Dairy       Potato
                                         Products    Distribution     Products    Products    Corporate      Total
                                         -----------------------------------------------------------------------------
THREE MONTHS ENDED SEPT. 30, 2001:
External net sales                         $163,334         $63,692      $54,889     $17,310        N/A       $299,225
EBITDA*                                      30,027             850        3,724       3,525        (733)       37,393

THREE MONTHS ENDED SEPT. 30, 2000:
External net sales                         $162,461         $57,636      $41,305     $15,166        N/A       $276,568
EBITDA*                                      26,921           4,138        2,499       2,883      (1,079)       35,362

NINE MONTHS ENDED SEPT. 30, 2001 (a):
External net sales                         $489,445        $189,308     $142,038     $49,170        N/A       $869,961
EBITDA*                                      83,719           7,682        8,793       9,612      (3,637)      106,169

NINE MONTHS ENDED SEPT. 30, 2000:
External net sales                         $472,849        $169,073     $109,237     $43,951        N/A       $795,110
EBITDA*                                      79,263          12,947        5,771       8,572      (4,284)      102,269


* as defined in our senior credit facility

(a) The nine month period ended September 30, 2001 is presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Predecessor for the three month period ended March 31, 2001 (pre-merger) combined with the same data for the Company for the period subsequent to the merger date, effective April 1, 2001.

CERTAIN ITEMS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS. SPECIFIC RISKS AND UNCERTAINTIES INCLUDE VARIANCES IN THE SUPPLY OF, AND DEMAND FOR, BUTTERFAT-RELATED PRODUCTS IN THE
U. S., INCLUDING NORMAL PRICING VOLATILITY FOR CHEESE, BUTTER AND OTHER DAIRY ITEMS. AS A RESULT, THE COMPANY'S ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.


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Consolidated statements of earnings follow:


                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                               (000'S, UNAUDITED)


                                                                         COMPANY                  PREDECESSOR
                                                                           2001                      2000
                                                                     ----------------           ---------------
Net sales                                                                $299,225                  $276,568

Cost of sales                                                             248,436                   228,820
                                                                     -------------              ------------
  Gross profit                                                             50,789                    47,748

Selling, general & administrative expenses                                 30,066                    25,506
                                                                     -------------              ------------
  Operating profit                                                         20,723                    22,242

Interest expense, net                                                      13,416                     3,524
                                                                     -------------              ------------
  Earnings before income taxes                                              7,307                    18,718

Income tax expense                                                          4,010                     6,900
                                                                     -------------              ------------
  NET EARNINGS                                                             $3,297                   $11,818
                                                                     =============              ============
  Depreciation & amortization                                             $16,038                   $12,700
                                                                     =============              ============
  EBITDA, as defined in our senior credit facility                        $37,393                   $35,362
                                                                     =============              ============


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11-08-01